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                                                                   EXHIBIT 10.52

                                      LEASE


         1. PARTIES. This Lease, dated, for reference purposes only, January 7, 2002 is made by and between EASTSIDE PROPERTIES, LLC (herein called "Landlord") and COLORADO MEDTECH, INC. (herein called "Tenant").

         2. PREMISES. Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain industrial space (herein called "Premises") indicated on Exhibit A attached hereto and by reference thereto made a part hereof, said Premises being agreed, for the purposes of this Lease, to have an area of approximately 103,150 square feet (including the Common Areas, as hereinafter defined) and consisting of the entirety of that certain building known as the EASTSIDE BUILDING ("Building"), located at 4801 N. 63rd Street, Boulder, Colorado 80301 (the "Property"). Said Lease is subject to the terms, covenants and conditions herein set forth and the Landlord and Tenant covenant as a material part of the consideration for this Lease to keep and perform each and all of their respective covenants and conditions to be kept and performed and that this Lease is made upon the condition of said performance. "Common Areas" shall mean those portions of the Building which are made available on a non-exclusive basis for general use in common of tenants, their employees, agents and invitees. Landlord shall have the right from time to time to change the location or character of and to make alterations of or additions to the Common Areas, and to repair and reconstruct the Common Areas. So long as Tenant leases all of the Building, Tenant shall have the exclusive use of all Common Areas in and about the Building. The Premises shall include all personal property located in or attached to the Premises, including, but not limited to, the buss bar, employee lockers (attached or not), fire extinguishers, all furniture, fixtures and office equipment, including, but not limited to all computers (CPU's and monitors) except the computer equipment required to continue the current owner's operations in Ireland, telephone system (Rolm 9200 CBX, switchboard and handsets), desks (including the reception desk at the entrance to the Premises), chairs, cubicles, bookshelves, tables, credenzas, file-storage racks on the mezzanine and artwork (the "Personal Property"). Landlord, Tenant and the current owner shall compile a detailed list of the Personal Property, which shall include the above. In the event Landlord fails to acquire any of the Personal Property pursuant to the Original Contract (as hereinafter defined) and receives a reduction in the purchase price for the Property pursuant to the Original Contract, Landlord shall pay to Tenant, or the Rent shall be reduced at the rate of $13.22 per $1,000 in value for lost Personal Property. Tenant shall not be entitled to challenge the value received by Landlord for lost Personal Property so long as Tenant's valuation of the lost Personal Property does not differ from Landlord's valuation by an amount equal to or greater than $20,000.00.

         3. TERM. The term of this Lease shall be for ten (10) years. Subject to Substantial Completion of the Premises pursuant to the Work Letter, this lease shall commence on the 1st day of July, 2002 ("Commencement Date"), and end on the last day of the 120th calendar month following the Commencement Date, but, unless earlier terminated as provided herein, no earlier than the 30th day of June, 2012 (the "Term").

         4. POSSESSION.

                  a. Subject to Tenant Delay as set forth in the Work Letter and delays due to Force Majeure (as hereinafter defined), if the Landlord cannot deliver possession of the Premises to Tenant at the Commencement Date, this Lease shall not be void or voidable, the expiration date of the above Term shall be extended, to ten (10) years after the end of the month during which Landlord delivers possession to Tenant and all Rent shall be abated during the period between the Commencement Date and the time when Landlord delivers possession and Landlord shall pay all penalties (including any holdover penalty amount) incurred by Tenant at Tenant's current leased premises until such time as Landlord delivers possession of the Premises to Tenant. Notwithstanding anything to the contrary contained in this Paragraph 4(a), in the event that Landlord has not delivered possession of the Premises to Tenant, for any reason whatsoever, on or prior to ninety (90) days after the Commencement Date set forth in Paragraph 3 above, then Tenant may terminate this Lease upon written notice to Landlord and neither party shall thereafter have any obligations or liability under this Lease, except Landlord shall reimburse Tenant for all out of pocket architectural and engineering fees and expenses Tenant incurred in connection with the design and build-out of the Premises (but, not to exceed $25,000). Nothing herein to the contrary shall relieve Landlord of its obligation to use its best efforts to complete the Tenant Improvements and to deliver possession of the Premises to Tenant on or before the Commencement



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Date set forth in Paragraph 3 above. In the event that this Lease is terminated pursuant to this Paragraph 4(a), Landlord shall promptly return to Tenant the security deposit and the first month's Base Rent prepaid pursuant to Paragraph 5(a) below. As used herein, "Force Majeure" shall mean acts of God, strike, riot, war, weather, or any other reason beyond the reasonable control of the Landlord; provided, however, that prior to Landlord being entitled to any extension due to a delay, Landlord shall bear the burden of establishing such delay.

                  b. So long as such occupancy is authorized under Applicable Law (as hereinafter defined) and does not unreasonably interfere with any remaining build-out of the Premises, Landlord shall permit Tenant to occupy the Premises prior to the Commencement Date, such occupancy shall be subject to all the provisions of the Lease, including the payment of Tenant's Pro Rata Share of Operating Expenses, as provided herein; provided, however, Tenant shall not be obligated to pay Base Rent and Occupancy Improvement Rent until the Commencement Date. Said early possession shall not advance the termination date herein above provided. Notwithstanding the foregoing, in the event that Landlord permits Tenant to enter the Premises prior to completion of the Tenant Improvements solely for the purposes of performing Tenant's pre-opening activities, Tenant shall not be obligated to pay Rent while Tenant is performing such pre-opening activities. Except as provided above, Tenant shall be obligated to pay Rent at such time as the City of Boulder completes its final inspection of the Tenant Improvements and Tenant is authorized to occupy the Premises pursuant to a certificate of occupancy or other applicable governmental sign off.

         5. RENT.

                  a. Tenant agrees to pay to Landlord as basic rental, without prior notice or demand, the sum of SIXTY-FOUR THOUSAND THIRTY-NINE AND No/100 Dollars ($64,039.00), on or before the first day of the first full calendar month of the Term hereof and a like sum on or before the first day of each and every successive calendar month thereafter during the Term hereof ("Base Rent"), except that the first month's Base Rent shall be paid upon the execution hereof. Rent for any period during the Term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment herein, based upon the number of days such Rent is due. Said Rent shall be paid to Landlord, without deduction or offset except as set forth herein, in lawful money of the United States of America, which shall be legal tender at the time of payment at 3434 47th Street, Suite 220, Boulder, Colorado 80301, or to such other person or at such other place as Landlord may from time to time designate in writing. In addition to payment of Base Rent, subject to adjustment as set forth in Paragraph 32.a below, Tenant shall pay to Landlord the Occupancy Improvement Rent monthly in the amount of TEN THOUSAND FIVE HUNDRED SEVENTY-TWO AND No/100 Dollars ($10,572.00).

                  b. On the first day of the month following the end of a Lease Year(as hereinafter defined) Landlord may increase the Base Rent payable for the subsequent twelve (12) month period. The increase shall be measured by the increase in the Consumer Price Index, as described below, but shall not exceed three percent (3%) of the Base Rent owing for the immediately preceding year ("the 3% Cap"). "Lease Year" shall mean each twelve (12) month period beginning with the Commencement Date, or any anniversary thereof, and ending on the preceding date one (1) year later. The following definitions and methods shall be used to calculate the increases in basic rental under this paragraph:

                           (1) "Consumer Price Index" shall mean the semi-annual
indexes of the Consumer Price Index for all Urban Consumers, Denver-Boulder, Colorado (All items; 1982-84 equals 100) issued by the United States Department of Labor, Bureau of Labor Statistics, or any successor agency of the United States that issues such indexes or any successor index.

                           (2) "Initial Consumer Price Index" shall mean the
Consumer Price Index published for the nearest calendar period preceding the Commencement Date of this Lease.

                           (3) "Latest Consumer Price Index" shall mean the
Consumer Price Index published for the nearest calendar period preceding the first day on which an increase under this Lease is to be effective.



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                           (4) "Previous Consumer Price Index" shall mean the
Consumer Price Index published for the nearest calendar period preceding the first day on which the previous increase under this Lease was effective.

                           (5) The first increase will be calculated by
multiplying the basic rental by a fraction, with the numerator being the Latest Consumer Price Index and the denominator being the Initial Consumer Price Index.

                           (6) Each subsequent increase will be calculated by
multiplying the then current basic rental by a fraction, with the numerator being the Latest Consumer Price Index and the denominator being the Previous Consumer Price Index.

                           (7) To the extent that the calculation under
subparagraphs (5) and (6) above exceed the 3% Cap, such excess ("Excess") shall be preserved and carried forward to subsequent years until utilized. All or part of the Excess may be added to the amount calculated under subparagraph (6) above for any subsequent year, subject to the 3% Cap.

                           (8) If the Consumer Price Index is discontinued,
Landlord will designate an alternative comparable index to be used in calculating the increase in the basic rental under this Lease.

                           (9) Tenant will not be entitled to a credit for any
decrease in the Consumer Price Index except to the extent that it shall be off-set against any Excess carried forward under the provisions of paragraph 5(b)(7).

                  c. Notwithstanding any provision contained herein, the Base Rent due under the terms hereof shall at no time be less than SIXTY-FOUR THOUSAND THIRTY-NINE AND No/100 Dollars ($64,039.00) per month.

         6. SECURITY DEPOSIT. Tenant has deposited with Landlord, upon the execution of this Lease, the sum of FIFTY THOUSAND AND No/100 Dollars ($50,000.00). Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied, Tenant shall within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord's option, to the last assignee of Tenant's interest hereunder) at the expiration of the Lease term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer said deposit to Landlord's successor in interest.

         7. OPERATING EXPENSES. For the purposes of this Article, "Operating Expenses" means all reasonable and necessary costs and expenses of every kind and nature, other than those expressly excluded below, paid or incurred by Landlord in operating, managing, repairing, maintaining and administering the Building including, without limitation or duplication:

                  a. The cost of all insurance required to be kept by Landlord pursuant to this Lease and any other insurance customarily procured for other commercial buildings in the same geographical area as the Building and which Landlord may reasonably elect to obtain with respect to the operation or ownership of the



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Property and the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Property.

                  b. The cost of reasonable and necessary general repairs, maintenance and replacements, excluding capital expenditures, made from time to time by Landlord to the Property, including costs under mechanical or other maintenance contracts and repairs and replacements of equipment used in connection with such maintenance and repair work. Replacements of heating, ventilating and air-conditioning equipment may only be charged to Tenant through draw downs on the reserve account established under subparagraph l. below.

                  c. The cost of pest control, security, cleaning and snow and ice removal services.

                  d. The cost of maintaining, repairing and redecorating Common Areas, and landscaping the Common Areas (but excluding the $150,000 to $200,000 landscaping expenditure pursuant to Paragraph 33 below), and of maintaining and operating any fire detection, fire prevention, lighting and communications systems. Redecorating, renovating and replacement of floor coverings of Common Areas shall only be charged to Operating Expenses as provided in subparagraph i. of this paragraph.

                  e. The cost of all utilities, unless separately metered or submetered and paid by Tenant (including, without limitation, water, sewer, gas, electricity, heating, ventilating and cooling to the Premises), used or consumed by Tenant.

                  f. INTENTIONALLY DELETED

                  g. Remuneration (including wages, usual expense accounts and fringe benefits, costs to Landlord of workmen's compensation and disability insurance and payroll taxes) and fees of persons and companies to the extent directly engaged in operating, repairing, maintaining, or administering the Property.

                  h. The cost of professional property management fees (not to exceed 5% of Base Rent) and costs incurred by Landlord or its agents in engaging accountants or other consultants to assist in making the computations required hereunder.

                  i. The cost of capital improvements and structural repairs and replacements made in, on or to the Property that are [i] made in order to conform to changes subsequent to the Commencement Date in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Property, or [ii] designed primarily to reduce Operating Expenses or the rate of increase in Operating Expense, [iii] (in the event the Building is no longer only occupied by Tenant) redecoration, renovating and replacement of floor coverings in the Common Areas; such costs shall be charged by Landlord to Operating Expenses in equal annual installments over the useful life of such capital improvement or structural repair or replacement (as reasonably determined by Landlord) together with interest on the balance of the unreimbursed cost at 4% above the Prime Rate charged by Colorado Business Bank of Boulder on the date the cost was incurred by Landlord, or based on the savings realized in such Lease year that the costs are charged.

                  j. Real property taxes and assessments, gross receipts, taxes (whether assessed against the Landlord or assessed against the Tenant and collected by the Landlord, or both). Tenant shall not be responsible to pay any fines, late charges or penalties assessed against Landlord as a result of Landlord's failure to timely pay such taxes and assessments.

                  k. Other costs and expenses, including supplies, not otherwise expressly excluded hereunder attributable to the operation, management, repair, maintenance and administration of the Property.

                  l. A reserve for replacement of heating, ventilating and air-conditioning equipment, replacement of the roof, and parking lot of FIFTY-TWO THOUSAND AND NO/100 Dollars ($52,000.00) per annum.



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                  Notwithstanding anything to the contrary in this Lease,
Operating Expenses shall not, however, include the following:

                  m. Any charge for depreciation of the Building or equipment and any principal, interest or other finance charge.

                  n. The cost of any work, including painting, decorating and work in the nature of tenant finish, which Landlord performs in any rentable premises other than work which Landlord performs in the Premises pursuant to the Work Letter.

                  o. The cost of repairs, replacements or other work occasioned by casualty required to be covered by Landlord's insurance to the extent such cost is reimbursed to Landlord by collected insurance proceeds (provided Landlord uses good faith commercially reasonable efforts to collect such proceeds), or cost of repairs, replacements or other work occasioned by defects in construction or equipment, covered by any contractors', manufacturers' or suppliers' warranties.

                  p. Expenditures required to be capitalized for federal income tax purposes (except as provided in Article 7, paragraph d. and i.).

                  q. Leasing commissions, advertising expenses and other costs incurred in leasing space in the Building except as otherwise expressly provided in this Lease.

                  r. The cost of repairing or rebuilding any part of the Property necessitated by condemnation.

                  s. The cost of any damage to the Property or any settlement, payment or judgment incurred by Landlord, resulting from Landlord's tortious act, neglect, violation of Applicable Laws (as defined in this Lease) or breach of this Lease that is not covered by insurance proceeds.

                  t. Costs (including, without limitation, attorneys fees) incurred by Landlord in attempting to collect rent or evict tenants (other than Tenant) from the Building.

                  u. Costs, including, without limitation, any penalties, fines and legal expenses incurred by Landlord or any other tenant in the Building as a result of a violation of any federal, state or local law, code or regulation.

                  In addition to Base Rent, Tenant shall pay its Pro Rata Share (as hereinafter defined) of Operating Expenses paid or incurred by the Landlord for the operation or maintenance of the Building of which the Premises are a part (Base Rent and Operating Expenses are collectively referred to herein as "Rent"). So long as Tenant occupies all of the Building, Tenant shall pay 100% of the Operating Expenses for the Building. If Tenant no longer occupies all of the Building, Tenant's Pro Rata Share shall be a fraction, the numerator of which is the total number of rentable square feet which then comprises the Premises and the denominator of which is the total number of rentable square feet in the Building (e.g. 103,150 square feet). Upon commencement of this Lease, Landlord shall give Tenant a statement of the amount of Operating Expenses payable by Tenant with each payment of Base Rent, which shall be based upon a best estimate of such expenses if no record of actual expenses for the prior year are available. Landlord shall provide to Tenant on or before the first day of March of each year thereafter an itemized statement of the prior year's Operating Expenses payable by Tenant hereunder and advise Tenant of any increase in Operating Expenses, but failure by Landlord to give such statement by said date shall not constitute a waiver by Landlord of its right to require an increase in Operating Expenses. The total amount of actual Operating Expenses for the prior year shall be used as an estimate for current year and this amount shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly Base Rent payment, an amount equal to one (1) monthly installment of such estimate. Subsequent installments shall be payable concurrently with the regular monthly Base Rent payments for the balance of that calendar year and shall continue until the next



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year's statement is rendered. If actual Operating Expenses are more or less than estimated, then upon receipt of a statement from Landlord, Tenant shall pay a lump sum equal to such total increase with the next regular monthly Rent payment or receive a credit against said Rent payment. Tenant or its representative shall have the right to inspect Landlord's books and records relating to the Operating Expenses during normal business hours. In the event Tenant's inspection reveals an error of five percent (5%) or more in the calculation of Operating Expenses and/or charges to Tenant, the reasonable cost of such inspection shall be paid by Landlord.

                  Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's share of Operating Expenses for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated expenses paid and, conversely, any overpayment made in the event said expenses decrease shall be immediately rebated by Landlord to Tenant.

         8. USE. Tenant shall use the Premises for administrative office, research and development facilities, diagnostics laboratories, assembly/packaging, manufacture of precision or electronic instruments/parts/tools, repair, maintenance, sales and service of commodities manufactured at the Premises, warehouse, distribution and wholesale of commodities manufactured at the Premises, uses incidental thereto, and for other lawful purposes and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord. Tenant shall have the right to use the Premises for the permitted uses seven (7) days per week, twenty-four (24) hours per day.

                  Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate or affect any fire or other insurance upon the Building or any of its contents, or cause cancellation of any insurance policy covering said Building or any part thereof or any of its contents. In the event the Building is no longer only occupied by Tenant, then Tenant shall not do or permit anything to be done in or about the Premises which will, in any way, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Tenant will not use or allow the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

         9. COMPLIANCE WITH LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises, which will, in any way, conflict with any law, statute, ordinance or governmental rule, regulation or requirement ("Applicable Laws") now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all Applicable Laws now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to Tenant's specific use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant's improvements or acts. Landlord represents and covenants that as of the Commencement Date, to the best of Landlord's knowledge, the Building and the Premises are in compliance with all Applicable Laws. The judgment against Tenant, whether the Landlord be a party thereto or not, that Tenant has violated any Applicable Law shall be conclusive of that fact as between the Landlord and Tenant.

         10. ALTERATIONS AND ADDITIONS. Tenant shall not make or suffer to be made any alterations, additions or improvements (collectively, "Alterations") to or of the Premises or any part thereof which requires any modification to any structural or foundation component of the Premises without the written consent of Landlord first had and obtained, which will not be unreasonably withheld, conditioned or delayed, and any alterations, additions or improvements to or of said Premises, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall, on the expiration of the term, become a part of the realty and belong to the Landlord and shall be surrendered with the Premises. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant's sole cost and expense, and any contractor or person selected by Tenant to make the same, must first be approved of in writing by the Landlord, which will not be unreasonably withheld, conditioned or delayed. Landlord shall, at the time it consents to the making of any Alterations, notify Tenant in writing, whether Tenant shall be allowed to leave such Alterations in the Premises or be required to remove such Alterations from the Premises upon the expiration or earlier termination of the Term hereof. In the case of Landlord's requiring the removal of such Alterations, Tenant shall, upon the written demand by the Landlord,



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at Tenant's sole cost and expense, forthwith and with all due diligence, remove such Alterations which have been designated by the Landlord to be removed, and repair any damage to the Premises caused by such removal.

         11. REPAIRS.

                  a. Subject to Tenant's right to inspect the Premises prior to occupancy thereof and submit a "punch list" to Landlord in accordance with Paragraph 32.b of this Lease and to latent defects, by taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Subject to Landlord's maintenance, repair and replacement obligations set forth in this Lease, Tenant shall, at Tenant's sole cost and expense, keep the Premises and every part thereof in good condition and repair, damage thereto from causes beyond the reasonable control of Tenant and ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of this Lease hereof, surrender the Premises to the Landlord in good condition, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Except as specifically provided in this Lease, Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building except as specifically herein set forth.

                  b. Landlord shall repair and maintain the structural portions of the Building, including the roof, basic plumbing, air conditioning, heating, and electrical and sprinkler systems installed or furnished by Landlord, and any latent defects thereof, in good order, condition and repair, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by the Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. The cost of all such repairs (except repairs of structural defects) shall be included in Operating Expenses as provided in
Article 7 hereof. In the event Landlord fails to perform its maintenance or repair obligations hereunder, Tenant shall notify Landlord to do such acts as are required to fulfill its maintenance and repair obligations. In the event Landlord fails to commence such work promptly upon demand by Tenant, and diligently prosecute it to completion, or in the event of an emergency, then Tenant shall have the right, but shall not be required, to do such acts and expend such funds as are reasonably required to perform such work. In the event that any of such repairs, maintenance or replacement was not properly chargeable to Tenant as an Operating Expense, or should have been paid through the reserve account established by Landlord, then upon completion of such work, Landlord shall reimburse to Tenant all necessary and reasonable costs thereof within 10 days following receipt of an invoice from Tenant. If Landlord fails to reimburse Tenant within such 10 day period, interest shall accrue on the unpaid invoiced costs at the rate of 4% over the Prime Rate then being charged by Colorado Business Bank of Boulder, or its successor, and Tenant shall be entitled to offset such unpaid amounts against future Rent. Except as provided herein or as otherwise set forth in this Lease, and subject to the provisions of Article 21, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.

         12. LIENS. Tenant shall keep the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Landlord may require, at Landlord's sole option, that Tenant shall provide to Landlord, at Tenant's sole cost and expense, a lien and completion bond or other security reasonably acceptable to Landlord in an amount equal to one and one-half (1-1/2) times any and all estimated cost of Alterations in the Premises, to insure Landlord against any liability for mechanics' and materialmen's liens and to insure completion of the work. Tenant hereby agrees to indemnify, defend, and save Landlord harmless of and from all liability, loss, damage, costs, or expenses, including attorneys' fees, on account of any claims of any nature whatsoever including claims or liens of laborers or materialmen or others for work performed for or materials or supplies furnished to Tenant or persons claiming under Tenant. Should Tenant receive any notice of intent to file a lien, Tenant shall deliver a copy of such notice to Landlord and shall promptly resolve the claim.

         13. ASSIGNMENT AND SUBLETTING. Except as expressly provided below, Tenant shall not either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this



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Lease or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the employees, agents, servants and invitees of Tenant excepted) to occupy or use the said Premises, or any portion thereof, without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and a consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any such assignment or subletting without such consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease. Notwithstanding anything to the contrary herein, Tenant may, upon written notice to Landlord, but without the consent of Landlord, (i) transfer (by assignment or sublease, in whole or in part) this Lease to any parent or affiliate of Tenant or to a wholly owned subsidiary of Tenant, or (ii) transfer (by assignment or sublease, in whole or in part) this Lease to any person or entity acquiring, by asset or stock purchase, merger, consolidation or liquidation, all or substantially all of Tenant's assets or voting stock, provided that such person or entity assumes in writing the obligations of Tenant under this Lease ("Permitted Transfer").

                  If Tenant realizes any rent or other consideration under any such assignment, subletting or occupancy (other than a Permitted Transfer) in excess of the Base Rent and other sums payable hereunder, after amortization of the reasonable costs incurred by Tenant for leasing commissions and leasehold improvements in connection with such assignment, subletting or occupancy over the term of such assignment, subletting or occupancy, Tenant shall pay to Landlord 50% of the excess Base Rent promptly upon receipt by Tenant. Landlord may charge a reasonable fee not to exceed $1,000 as part of its consent to any assignment, sublease, or encumbrance.

         14. HOLD HARMLESS. Subject to Article 15, Tenant shall indemnify and hold harmless Landlord against and from any and all claims arising from Tenant's use of the Premises for the conduct of its business or from any activity, work, or other thing done, permitted or suffered by the Tenant in or about the Building, and shall further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all and against all costs, reasonable attorneys' fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, in any case, action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord shall defend the same at Tenant's expense. Subject to
Article 15, Landlord shall indemnify and hold harmless Tenant against and from any and all claims arising in the Premises, the Building or any part thereo for the conduct of its business or from any activity, work, or other thing done, permitted or suffered by the Landlord in or about the Premises or Building, and shall further indemnify and hold harmless Tenant against and from any and all claims arising from any breach or default in the performance of any obligation on Landlord's part to be performed under the terms of this Lease, or arising from any act or negligence of the Landlord, or any officer, agent, employee, guest, or invitee of Landlord, and from all and against all costs, reasonable attorneys' fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, in any case, action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant shall defend the same at Landlord's expense. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises, from any cause other than Landlord's negligence or willful acts. Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Building, nor for loss or damage to any property by theft or otherwise, nor for any injury to or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to the negligence of Landlord, its agents, servants or employees. Landlord or its agents shall not be liable for interference with the light or other incorporeal hereditament, loss of business by Tenant. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

         15. SUBROGATION. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss, damage or claim under any fire, extended coverage and other property insurance policies actually maintained by such party or required to be maintained by such party under the terms of this Lease. Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver.

         16. LIABILITY INSURANCE. Tenant shall, at Tenant's expense, obtain and keep in force during the Term of this Lease a policy of comprehensive public liability insurance with limits not less than $2,000,000, combined single limit, insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, as their interests may appear. The limit of said insurance shall not, however, limit the liability of the Tenant hereunder. Tenant may carry said insurance under a blanket policy, providing, however, said insurance by Tenant shall have a Landlord's protective liability endorsement attached thereto. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant after notifying Tenant and allowing ten (10) business days. Tenant shall deliver to Landlord prior to occupancy of the Premises certificates evidencing the existence and amounts of such insurance with named insured as their interests may appear. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days' prior written notice to Landlord. Landlord shall obtain and keep in force during the Term of this Lease, comprehensive public liability insurance on the Building, workers' compensation insurance in compliance with Applicable Laws and special form property insurance or all risk property insurance, in the amount of the full replacement value, on the shell and core of the Building, on the Premises, on all finish items and fixtures in the Premises, whether installed pursuant to the Work Letter or otherwise, and on the Property, from such companies and on such terms and conditions, including loss of rental insurance, as customarily maintained by landlords for other commercial buildings in the same geographical area as the Building. Landlord shall deliver to Tenant prior to occupancy of the Premises certificates evidencing the existence and amounts of such insurance with named insured as their interests may appear. The costs of Landlord's insurance shall be included in Operating Expenses.

         17. SERVICES AND UTILITIES. Tenant shall contract directly with Xcel Energy ("Xcel") to provide gas and electric service to the Premises, and shall pay Xcel for such service and Landlord shall not include any fee or charge for such service in Operating Expenses.

         18. PROPERTY TAXES. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the Term hereof upon all Tenant's leasehold improvements, equipment, furniture, fixtures and personal property located in the Premises; except that which has been paid for by Landlord, and is the standard of the Building. In the event any or all of Tenant's leasehold improvements, equipment, furniture, fixtures and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after receipt by Tenant from Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property which statement shall include a copy of the tax bill.

         19. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the non-discriminatory rules and regulations that Landlord shall, from time to time, promulgate. Landlord reserves the right, from time to time, to make all reasonable modifications to said rules. The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any said rules by any other tenants or occupants. A copy of the current rules and regulations are attached hereto as Exhibit B. The rules and regulations numbers 1, 2, 7, 11, 13 and 14 shall not be applicable to Tenant so long as Tenant leases all of the Building. In addition, the first sentence of rule 3 shall not be applicable and the second sentence of rule 3 shall be qualified to provide that Tenant shall be entitled to go on the roof or into any mechanical system as provided pursuant to the maintenance obligations or pursuant to any rights granted to Tenant under this Lease; the first sentence of rule 8 shall not be applicable and the second sentence of rule 8 shall be limited to discarding anything outside of the entrance door; rule 9 shall be qualified to allow Tenant to keep combustible fluids and materials in the Premises so long as it does not result in any violation of Applicable Laws.

         20. HOLDING OVER. If Tenant remains in possession of the Premises or any part after the expiration of the Term hereof, without the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month at a rental in the amount of one and one-half times the last monthly Base Rent, plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy.

         21. ENTRY BY LANDLORD. Landlord reserves, and shall during normal business hours upon reasonable written notice to Tenant and subject to Tenant's security requirements, as herein defined, have the right to enter the Premises, inspect the same, supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or during the last six months of the Term to prospective tenants, to post notices of non-responsibility, and to alter, improve or repair the Premises and any portion of the Building of which the Premises are a part that Landlord may deem necessary or desirable, without abatement of Rent and may for that purpose in connection with any work required to be performed by Landlord under this Lease, Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby, and further providing that the business of the Tenant shall not be interfered with unreasonably. Tenant, in favor of Landlord, only hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy of the Premises, and any other loss occasioned thereby unless caused by negligence or willful acts of Landlord. For each of the aforesaid purposes, Landlord shall, at all times, have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults, safes and files and locked documentation room (or other acknowledged secure areas), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Tenant except for any failure to exercise due care for Tenant's property. Any entry to the Premises obtained by Landlord by any of said means, or otherwise shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

         22. RECONSTRUCTION. In the event the Premises, or the Building of which the Premises are a part, are damaged by fire or other perils covered by extended coverage insurance, Landlord agrees to forthwith repair the same, at Landlord's expense (except for any deductible), to substantially the same condition as existed immediately prior to such damage; and this Lease shall remain in full force and effect, except that the Tenant shall be entitled to a proportionate reduction of the Rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and the making of such repairs shall materially interfere with the business carried on by the Tenant in the Premises.

                  In the event the Premises or the Building of which the Premises are a part are damaged as a result of any cause other than the perils covered by fire and extended coverage insurance, then Landlord shall forthwith repair the same within one hundred and fifty (150) days of casualty, provided the extent of the destruction be less than twenty-five percent (25%) of the then full replacement cost of the Premises or the Building of which the Premises are a part. In the event the destruction of the Premises or the Building is to an extent greater than twenty-five percent (25%) of the full replacement cost, then both Tenant and Landlord shall have the option to give notice to the other at any time within thirty (30) days after such damage terminating this Lease as of the date specified in such notice, which date shall be no less than thirty (30) and no more than sixty (60) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate on the date so specified in such notice and the Rent, reduced by a proportionate amount, based upon the extent, if any, to which such damage materially interfered with the business carried on by the Tenant in the Premises, shall be paid up to date of said such termination. If neither Landlord nor Tenant terminates, then Landlord agrees to forthwith repair the damage, at Landlord's expense, to substantially the same condition as existed immediately prior to such damage; and this Lease shall remain in full force and effect, except that the Tenant shall be entitled to a proportionate reduction of the Rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and the making of such repairs shall materially interfere with the business carried on by the Tenant in the Premises. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term of this Lease or any extension thereof and in the event of such casualty during the last twelve (12) months of the Term of this Lease either Landlord or Tenant shall have the right to terminate this Lease by giving written notice to the other party within thirty (30) days of such casualty.

                  Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any panels, decoration, office fixtures, railings, floor coverings, partitions, or any other property installed in the Premises by Tenant unless covered by Landlord's insurance as part of the Building or through an endorsement to Landlord's insurance.

                  Except for the abatement of Rent as provided in this Article 22, Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, or Tenant's personal property, unless caused by Landlord, or, subject to Article 21, any compensation or damages for inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

         23. DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease:

                  a. The vacating or abandonment of the Premises by Tenant, without payment of Rent.

                  b. The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof by Landlord to Tenant.

                  c. The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by the Tenant, other than described in Article 23.b above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

                  d. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition of reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty [60] days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged in thirty (30) days.

                  e. If Landlord is in default in the performance of any obligation under this Lease on the part of Landlord to be performed and such default continues for a period of thirty (30) days after Tenant's written notice to Landlord specifying the nature of the default, then Tenant may exercise any right or remedy it may possess at law or equity, which is not otherwise waived in this Lease. If the default set forth in Tenant's notice cannot reasonably be cured within thirty (30) days, then Landlord shall not be deemed to be in default if (i) Landlord notifies Tenant in writing that it will cure the default, (ii) commences to cure the default within such thirty (30)-day period, and (iii) proceeds diligently and in good faith thereafter to cure such default and does cure such default within a reasonable time.

         24. REMEDIES IN DEFAULT. In the event of any such default or breach by Tenant, Landlord may at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach, pursuant to Applicable Laws and subject to Landlord's agreement to use reasonable efforts to mitigate its damages:

                  a. Terminate Tenant's right to possession of the Premises by any lawful and peaceful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary and reasonable expenses incurred in connection with renovation and alteration of the Premises, reasonable attorneys' fees, any real estate commission actually paid;

the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent for the balance of the Term after the time of such award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided; that portion of the leasing commission paid by Landlord and applicable to the unexpired Term of the Lease. Unpaid installments of Rent or other sums shall bear interest from the date due at the rate of twenty percent (20%) per annum. In the event Tenant shall have abandoned the Premises without payment of Rent, Landlord shall have the option of (a) taking possession of the Premises and recovering from Tenant the amount specified in this paragraph, or (b) proceeding under the provisions of the following Article 24.b.

                  b. Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

                  c. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decision of the State in which the Premises are located.

         25. EMINENT DOMAIN. If more than twenty-five percent (25%) of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at its option, to terminate this Lease by giving written notice to the other party, and Landlord shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such public or quasi-public use or purpose, and Tenant shall have no claim to such award; provided, however, that the foregoing shall not prevent Tenant from recovering from any award to the extent its interests are compensable. If either less than or more than twenty-five percent (25%) of the premises is taken, or neither party elects to terminate as herein provided, the rental thereafter to be paid shall be proportionately reduced. If more than ten percent (10%) of the Building other than the Premises may be so taken or appropriated, Landlord shall have the right at its option to terminate this Lease by giving thirty (30) days written notice to Tenant and shall be entitled to the entire award as above provided.

         26. ESTOPPEL STATEMENT. Landlord and Tenant shall at any time and from time to time upon not less than ten (10) business days' prior written notice from the other party execute, acknowledge, and deliver to the other party a statement, in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant's or Landlord's knowledge, as appropriate, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

         27. PARKING. Tenant shall have the right to use all of the parking facilities of the Building. Landlord represents and covenants that as of the Commencement Date, to the best of Landlord's knowledge, the parking facilities of the Building are in compliance with all Applicable Laws. Landlord covenants and agrees that so long as Tenant leases all of the Building, Tenant shall have the exclusive right to utilize all parking spaces on the Property.

         28. AUTHORITY OF PARTIES.

                  a. Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, in accordance with a duly adopted resolution of the board of directors of said corporation or in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

                  b. Limited Partnerships. If the Landlord herein is a limited partnership, it is understood and agreed that any claims by Tenant on Landlord shall be limited to the assets of the limited partnership, and furthermore, Tenant expressly waives any and all rights to proceed against the individual partners or the officers, directors or shareholders of any corporate partner, except to the extent of their interest in said limited partnership.

                  c. Limited Liability Company. If the Landlord herein is a limited liability company, it is understood and agreed that any claims by Tenant on Landlord shall be limited to the assets of the limited liability company, and furthermore, Tenant expressly waives any and all rights to proceed against individual members or managing members, except to the extent of their interest in said limited liability company. Each individual executing this Lease on behalf of Landlord represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Landlord, in accordance with a duly adopted resolution of the members of Landlord or in accordance with the operating agreement of Landlord, and that this Lease is binding upon Landlord in accordance with its terms.

         29. GENERAL PROVISIONS.

                  a. Plats and Riders. Clauses, plats, exhibits and riders, if any, signed by the Landlord and the Tenant and endorsed on or affixed to this Lease are a part hereof.

                  b. Waiver. The waiver by either Landlord or Tenant of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of the acceptance of such Rent.

                  c. Notices. All notices and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by the Landlord to the Tenant shall be sent by a) United States Mail, postage prepaid, or b) nationally recognized overnight bonded courier, addressed to the Tenant at Colorado MEDtech, Inc.
Attn: Ronald Baum at 6175 Longbow Drive, Boulder, CO 80301, or to such other place as Tenant may, from time to time, designate in a notice to the Landlord. All notices and demands by the Tenant to the Landlord shall be sent by a) United States Mail, postage prepaid, addressed to the Landlord at the Office of the Building, or to such other person or place as the Landlord may, from time to time, designate in a notice to the Tenant.

                  d. Joint Obligation. If there be more than one Tenant the obligations hereunder imposed upon Tenants shall be joint and several.

                  e. Marginal Headings. The marginal headings and Article titles to the Articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

                  f. Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

                  g. Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

                  h. Recordation. Neither the Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the prior written consent of the other party.

                  i. Quiet Possession. Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions of Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all the provisions of this Lease.

                  j. Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or of a sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding the foregoing to the contrary, Landlord agrees to provide telephonic notice (but no more than once during any calendar year) to the C.F.O. of Tenant of any default in timely payment of Rent and two (2) business days to cure such default before imposing this late charge.

                  k. Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

                  l. Attorneys' Fees. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover all costs and expenses, including the fees of its attorneys in such action or proceeding in such amount as the court may adjudge reasonable as attorneys' fees.

                  m. Sale of Premises by Landlord. In the event of any sale of the Building, and assignment of Tenant's Security Deposit to Purchaser, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser, at such sale or any subsequent sale of the Premises, shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease.

                  n. Subordination, Non-Disturbance and Attornment. Upon written request of the Landlord, Tenant will, in writing, subordinate its rights hereunder to the lien of any first mortgage or first deed of trust to any bank, insurance company or other lending institution, now or hereafter in force against the land and Building of which the Premises are a part, and upon any buildings hereafter placed upon the land of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof.

                           In the event any proceedings are brought for
foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

                           Notwithstanding anything to the contrary contained
herein, Tenant shall only be obligated under this Paragraph 29(n) if such bank, insurance company or other lending institution or purchaser upon any such foreclosure or sale (a) recognizes Tenant's interest under this Lease, (b) agrees that, so long as Tenant is not in default under this Lease beyond any applicable cure periods, not to disturb Tenant's use or possession of the Premises, and (c) executes and delivers a commercially reasonable subordination, non-disturbance and attornment agreement.

                  o. Name. Tenant shall not use the name of the Building or of the development in which the Building is situated for any purpose other than as an address of the business to be conducted by the Tenant in the Premises.

                  p. Separability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

                  q. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

                  r. Choice of Law. This Lease shall be governed by the laws of the State of Colorado.

                  s. Signs and Auctions. Tenant shall, subject to compliance with Applicable Laws, have the right to place any sign upon the Premises or the exterior of the Building provided the sign and the installation thereof is approved in advance in writing by the Landlord and provided, further, that upon removal there is no evidence of a sign having been installed. Upon termination of the Lease Tenant shall have the obligation to remove the sign at its sole cost and restore the exterior wall to its original condition. Tenant shall have the right to secure signage on the monument sign for the Building during the Term. Until such time as the Building is no longer only occupied by Tenant, Tenant shall be entitled to use the entire monument sign and at such time as the Building is no longer only occupied by Tenant, Tenant shall be entitled to use a proportionate portion of the monument sign equal to Tenant's occupancy of the Building. Tenant shall not conduct any auction at the Building without Landlord's prior written consent which shall not be unreasonably withheld, conditioned or delayed.

                  t. Landlord's Liability. The liabilities of the members of the Landlord pursuant to this Lease shall be limited to interest in the Property (including all rents and other income derived therefrom) and to the assets of the limited liability company, and Tenant, its successors and assigns hereby waive all right to proceed against any of the partners, members, or the officers, shareholders, or directors of any corporate partner of Landlord. The term "Landlord," as used in this article, shall mean only the owner or owners at the time in question of the fee title or an interest in a ground lease of the Property. Notwithstanding anything to the contrary contained herein, the extent of the Landlord's liability under this Lease shall be limited to the Property of which the Premises herein are a part (including all rents and other income derived therefrom) and the assets of the limited liability company, and Tenant shall not seek any personal liability against Landlord or any of Landlord's partners or members.

                  u. Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use of occupancy of the Premises, or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.

                  v. Arbitration. Except for an action to gain possession of the Premises and except as provided below, any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding arbitration. If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall promptly be submitted to arbitration by a single arbiter through the Judicial Arbiter Group ("JAG"), any successor of the Judicial Arbiter Group, or any similar arbitration provider who can provide a former judge to conduct such arbitration if JAG is no longer in existence, or an arbiter appointed by the court. The arbiter shall be selected by JAG or the court on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbiter shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Boulder, Colorado. The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All such discovery shall be completed in accordance with the time limitations prescribed in the Colorado Rules of Civil Procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension or reduction of time. The arbitrator shall have the power to grant equitable relief where applicable under Colorado law. The arbitrator shall issue a written opinion setting forth her or his decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Paragraph shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

                  w. Financial Statements. At such time as Tenant ceases to be a publicly traded corporation, Tenant, not more than one (1) time each calendar year, shall provide their most recent annual report, including statements of income and expense and statements of net worth ("financial statements") within 15 business days following the written request of Landlord. Landlord may request said annual report once during any twelve (12) month period. Said annual report shall be verified as being true and correct and Landlord agrees to keep said annual report confidential, but may use the annual report for purposes of obtaining financing upon the property. At the time Landlord requests annual financial statements from Tenant for financing purposes, Landlord shall advise Tenant to whom the annual report will be submitted and Landlord shall, if requested to do so by Tenant, obtain from such individual or entity a written agreement which shall provide that said annual report will be and shall remain confidential. In the event Tenant is acquired by or merged with another entity resulting in Tenant being a subsidiary of such other entity and Tenant files consolidated financial statements with that entity, then Tenant shall only be obligated to provide financial statements of such other entity so long as the surviving entity assumes the Lease and outstanding obligations therein. Within fifteen (15) days after the execution of this Lease, Tenant shall submit to Landlord its most recent financial statements.

         30. BROKERS. Tenant warrants that it has had no dealings with any real estate brokers or agents in connection with the negotiation of this Lease excepting only Chrisman Commercial and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Tenant discloses to Landlord that it had an exclusive agency relationship with Cresa Partners, which Tenant terminated on January 1, 2002, but for which a termination fee may be owed by Tenant to Cresa Partners. Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all damages, losses, costs or expenses (including without limitation, all attorneys' fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming by or through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Lease. Landlord hereby agrees to indemnify and hold Tenant harmless of and from any and all damages, losses, costs or expenses (including without limitation, all attorneys' fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming by or through Landlord and arising out of or in connection with the negotiation, execution and delivery of this Lease.

         31. HAZARDOUS MATERIALS AND ENVIRONMENTAL CONSIDERATIONS

                  a. Tenant covenants and agrees that Tenant and its agents, employees, contractors and invitees shall comply with all Hazardous Materials Laws (as hereinafter defined). Without limiting the foregoing, Tenant covenants and agrees that it will not use, generate, store or dispose of, nor permit the use, generation, storage or disposal of Hazardous Materials (as hereinafter defined) on, under or about the Leased Premises in violation of any applicable Hazardous Materials Laws, nor will it transport or permit the transportation of Hazardous Materials to or from the Leased Premises in violation of any applicable Hazardous Materials Laws. Any Hazardous Materials located on the Leased Premises shall be handled in an appropriately controlled environment which shall include the use of such equipment (at Tenant's expense) as is necessary to meet or exceed standards imposed by any Hazardous Materials Laws and in such a way as not to interfere with any other tenant's use of its premises. Upon breach of any covenant contained herein, Tenant shall, at Tenant's sole expense, cure such breach by taking all action prescribed by any applicable Hazardous Materials Laws or by any governmental authority with jurisdiction over such matters.

                  b. Except for Hazardous Materials typically utilized by office tenants (e.g. printing machine toner), Tenant shall inform Landlord at any time of (i) any Hazardous Materials it intends to use, generate, handle, store or dispose of, on or about or transport from, the Premises and (ii) of Tenant's discovery of any event or condition which constitutes a violation of any applicable Hazardous Materials Laws. Tenant shall provide to Landlord copies of all communications to or from any governmental authority or any other party relating to Hazardous Materials affecting the Premises.

                  c. Tenant shall indemnify and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (excluding consequential damages, but, including without limitation, diminution on value of the Premises, damages for loss or restriction on use of all or part of the Premises, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney's fees, consultant fees and expert fees) which arise as a result of or in connection with any breach of the foregoing covenants or any other violation contained herein shall also accrue to the benefit of the employees, agents, officers, directors and/or partners of Landlord. Landlord shall indemnify and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (excluding consequential damages, but, including without limitation, diminution on value of the Premises, damages for loss or restriction on use of all or part of the Premises, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney's fees, consultant fees and expert fees) which arise as a result of or in connection with any violation of Hazardous Materials Laws and existing conditions prior to the Commencement Date, and which shall also accrue to the benefit of the employees, agents, officers, directors and/or partners of Tenant.

                  d. Upon termination of the Lease and/or vacation of the Leased Premises, Tenant shall properly remove all Hazardous Materials and shall provide to Landlord an environmental audit report, prepared by a professional consultant satisfactory to Landlord and at Tenant's sole expense, certifying that the Leased Premises have not been subjected to environmental harm caused by Tenant's use and occupancy of the Leased Premises; provided, however, Landlord reasonably believes that such a report is necessary because of a notice of violation of Hazardous Materials Laws, or Landlord reasonably believes a violation or problem exists. It shall not be reasonable for Landlord to believe a violation or problem exists solely by Tenant's use of or the existence of any Hazardous Materials at the Premises. Landlord shall grant to Tenant and its agents or contractors such access to the Leased Premises as is necessary to accomplish such removal and prepare such report.

                  e. "Hazardous Materials" shall mean (a) any chemical, material, substance or pollutant which poses a hazard to the Leased Premises or to persons on or about the Leased Premises or would cause a violation of or is regulated by any Hazardous Materials Laws, and (b) any chemical, material or substance defined as or included in the definitions of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "regulated substances", or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recover Act, as amended, 42 U.S.C. Sec. 6901, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sec. 6991 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq., of the Colorado Revised Statutes. "Hazardous Materials Laws" shall mean any federal, state or local laws, ordinances, rules, regulations, or policies (including, but not limited to, those laws specified above) relating to the environment, health and safety or the use, handling, transportation, production, disposal, discharge or storage of Hazardous Materials, or to industrial hygiene or the environmental conditions on, under or about the Leased Premises. Said term shall be deemed to include all such laws as are now in effect or as hereafter amended and all other such laws as may hereafter be enacted or adopted during the Term of this Lease.

                  f. All obligations of Tenant hereunder shall survive and continue after the expiration of this Lease or its earlier termination for any reason.

                  g. Tenant further covenants and agrees that it shall not install any storage tank (whether above or below the ground) on the Leased Premises without obtaining the prior written consent of the Landlord, which consent may be conditioned upon further requirements imposed by Landlord with respect to, among other things, compliance by Tenant with any applicable laws, rules, regulations or ordinances and safety measures or financial responsibility requirements.

         32. MISCELLANEOUS

                  a. Landlord shall construct certain build-out improvements to the Premises, including construction of suspended ceilings; exterior and partitioning walls; installation of carpeting; painting; installation of fire sprinkling system; HVAC, and lighting systems; and other improvements as agreed upon in accordance with plans and specifications ("Plans") to be approved by Landlord and Tenant, and attached hereto as Exhibit E (hereinafter collectively referred to as the "Tenant Improvements"). Landlord and Tenant will use their best efforts to prepare and approve construction drawings and specifications and approve them in writing within twenty-one (21) days after the date of this Lease. Tenant Improvements shall be completed pursuant to the provisions of the Work Letter attached hereto as Exhibit F.

                           Landlord's Contribution (as defined in the Work
Letter) for Tenant Improvements is $800,000; provided, however, Landlord agrees to finance the cost of the Tenant Improvements up to a maximum of $1,300,000.00 (the "Occupancy Improvement Rent"). To the extent that the cost of said improvements is less than or exceeds $800,000, then the Occupancy Improvement Rent set forth in Paragraph 5.a above shall increase or decrease by amortizing the increase or decrease. If the cost of Tenant Improvements increase or decrease by $1,000, the Occupancy Improvement Rent will increase or decrease by $13.22. Tenant shall have the option of amortizing the actual amount of the Occupancy Improvement Rent over ten (10) years at 10% per annum, or paying up front the actual Amortized Tenant Finish Amount. Notwithstanding anything to the contrary herein, Tenant shall be entitled, at its sole discretion, to prepay the entire amount of the Occupancy Improvement Rent at anytime during the Term, so long as Landlord has the flexibility to prepay its loan on the Property. In the event any prepayment of Landlord's loan would result in the additional payment of prepayment penalties, and Tenant elects to prepay the Occupancy Improvement Rent, in addition to the Occupancy Improvement Rent, Tenant shall pay such prepayment penalties.

                  b. Tenant has the right, within 10 days prior to possession, to inspect the Premises after Landlord completes the Tenant Improvements. Tenant has the right to create a "punch list" of unfinished items based on Tenant's pre-possession inspection and to add to the "punch list" for a period of 30 days after taking possession. Landlord is obligated to complete items on the "punch list" to Tenant's reasonable satisfaction within 30 days of the receipt of the "punch list".

         33. LANDSCAPING. Landlord covenants and agrees that it will expend at least One Hundred Fifty Thousand Dollars ($150,000) on landscaping improvements to the Property which improvements will be completed no more than four (4) months after the Commencement Date. Landlord acknowledges and agrees that such improvements are at Landlord's sole cost and expense and are not to be added to Operating Expenses or deducted from Tenant's finish allowance.

         34. OPTION TO RENEW

                  a. Provided that Tenant is not in default under the Lease beyond any applicable cure period, Tenant shall have the option to renew the Lease for two additional terms of five (5) years each (the "Option"), the first such period from and after the date the initial Term ends ("First Option Period) and the second such period from and after the date the First Option Period ends. Each option must be exercised, if at all, by a written notice received by Landlord no later than one (1) year before the end of the prior period.

                  b. The Option granted hereunder shall be upon the terms and conditions of the Lease; provided, however, the monthly Base Rent to be paid by Tenant to Landlord for applicable option period shall be an amount equal to the Base Rent payable by Tenant for the calendar month immediately prior to the exercise of the Option increased by the Consumer Price Index as set forth in
Section 5.b of this Lease.

         35.  OPTION TO PURCHASE

                  a. As an inducement to Tenant to enter into this Lease, Landlord hereby gives and grants to Tenant the exclusive right, privilege and option (hereinafter referred to as the "Option") to purchase the Property from Landlord, together with all easements, hereditaments, improvements constructed thereon, and appurtenances thereto, upon and subject to the terms, covenants and conditions hereinafter set forth. This Option is not assignable by Tenant, and shall terminate upon any assignment by Tenant, except if such assignment is to the parent of Tenant, to Tenant's affiliate or is related to a merger or acquisition of Tenant. Landlord acknowledges that the Option is an integral and material term of this Lease, but for which Tenant would not have entered into this Lease.

                  b. (1) The Option may be exercised if no uncured default described in Paragraph 23 of this Lease exists. The Option shall be exercised by Tenant serving upon Landlord written notice (hereinafter referred to as the "Exercise Notice") of Tenant's election to exercise the Option in accordance with the terms and conditions hereof. Landlord shall give Tenant notice of its intent to sell the Building and/or Property prior to marketing it for sale.

                           (2) Upon service of the Exercise Notice, Landlord
shall be obligated to convey the Property to Tenant and Tenant shall be obligated to pay the Purchase Price (as defined herein) in accordance with the terms and provisions hereof.

                  c. The purchase price for the Property (hereinafter referred to as the "Purchase Price") shall be ninety-eight percent (98%) of the fair market value of the Property to be determined as follows: (i) by written agreement of the parties reached within thirty (30) days after the date of the Exercise Notice; or (ii) if the parties are unable to so agree within said thirty (30) day period, then by appraisal to be conducted in accordance with the provisions set forth below. Notwithstanding anything to the contrary herein, in no event shall the Purchase Price be less than the sum of $3,000,000, plus the amount of the unamortized Occupancy Improvement Rent, plus the portion of any non-prepayable Deed of Trust against the Property, if any, which Landlord can verify the proceeds of which were not utilized to return any capital to Landlord or any of its members (the "Minimum Purchase Price"). The Minimum Purchase Price herein shall be personal to Eastside Properties, LLC and in the event the Property is sold, such Minimum Purchase Price shall terminate.

Within ten (10) days after the expiration of the thirty (30) day period referred to above, the Tenant shall appoint a disinterested person with at least ten years professional experience as a M.A.I. real estate appraiser in Boulder CO area. Within ten (10) days thereafter, the Landlord shall by written notice to the Tenant appoint a second disinterested person with at least ten years professional experience as a M.A.I. real estate appraiser in the Boulder, CO area. The appraisers thus appointed shall appoint a third disinterested person with at least ten years professional experience as a M.A.I. real estate appraiser in Boulder, CO area, and each of such three appraisers shall promptly, and no event longer than thirty (30) days, and independently make a determination of the fair market value of the Property, after which the ultimate fair market value of the Property shall be determined by calculating the average of the two (2) closest appraisals. If, within five (5) days after the appointment of the second appraiser, the two appraisers appointed by the parties shall be unable to agree upon the appointment of a third appraiser, they shall give written notice of such failure to agree to the parties, and, if the parties fail to agree upon the selection of such third appraiser within five (5) days after the appraisers appointed by the parties have given such notice, then within five (5) days thereafter either of the parties upon written notice to the other party may apply for such appointment to the local Judicial Arbiters Group. The Landlord and Tenant each shall be entitled to present evidence and argument to the appraisers. The determination of the fair market value of the Property pursuant to the terms of this Paragraph shall be conclusive upon the parties. The appraisers shall give written notice to the parties stating their determination, and shall furnish to each party a copy of such determination signed by them. In the event of the failure, refusal, or inability of any appraiser to act, a new appraiser qualified as provided above shall be appointed in his stead, which appointment shall be made in the same manner as hereinabove provided for the appointment of the appraiser so failing, refusing, or unable to act. The expenses of each appraisal conducted in accordance with the provisions of this paragraph shall be borne by the Tenant. Anything to the contrary notwithstanding, Tenant shall have the right to rescind the exercise of its Option by written notice to Landlord within ten (10) days after receipt of written notice of the arbitrators' determination of the Purchase Price, in which event Tenant shall pay, in addition to the costs of the appraisers, any reasonable costs actually incurred by Landlord pursuant to an arbitration with respect thereto.

The term "fair market value" shall mean the price, expressed in terms of cash, which the Property would bring if exposed upon an open and competitive market for a reasonable length of time under all conditions requisite to a fair sale, with the purchaser being willing but under no compulsion to buy and not in possession and the seller being willing but under no compulsion to sell, with both parties having full knowledge as to all the uses to which the Property might be put and considering the highest and best use of the Property with the Lease in place.

                  d. Landlord shall convey the Property by means of a special warranty deed (hereinafter referred to as the "Deed") subject, however, to the following liens and encumbrances (the "Permitted Encumbrances"): (1) Restrictions, conditions, reservations, easements and limitations of record and any additional restrictions, conditions, reservations, easements, liens and encumbrances which are placed of record by any action or failure to act by Tenant resulting in consensual or non-consensual encumbrances against the Property;

                                    (2) Real estate taxes and assessments, both
general and special;

                                    (3) Zoning and building ordinances, if any;

                                    (4) Any liens and encumbrances, or other
matters of record, created or caused by Tenant; and

                                    (5) such other matters as Tenant may approve
in its sole and absolute discretion.

All funds and documents required hereunder shall be deposited in escrow with the Escrow Agent (as hereinafter defined) prior to the Closing Date.

                  e. The obligation of Tenant to consummate the purchase of the Property shall be subject to Tenant's ability at closing to obtain an owner's fee policy of title insurance (hereinafter referred to as the "Title Policy") issued by a title company selected by Tenant and as to whom Landlord has no reasonable objection (the "Title Company") in the amount of the Purchase Price (provided, however, that Landlord shall not be required to update any survey or provide a new survey for the Property nor shall Landlord be responsible for removal of any mechanic's liens, except to the extent that any work or services performed with respect to the Property has been made by or at the specific request of Landlord), showing title to be good in Tenant subject only to the Permitted Encumbrances. Tenant shall pay for the cost of the Title Policy. Tenant shall order a commitment for the Title Policy from the Title Company within ten (10) business days after Tenant's delivery to Landlord of the Exercise Notice, and shall direct the Title Company to deliver a copy thereof to Landlord, together with copies of all items shown as requirements or exceptions. Tenant shall have a period of thirty (30) days after receipt of the Commitment in which to notify Landlord of any exceptions to title to which Tenant objects (hereinafter referred to as the "Title Defects"). Landlord shall pay and discharge on the Closing Date any Title Defects which are in the nature of liens or mortgages against the Property, including any Deed of Trust granted by Landlord that may be paid and released, but excluding any Deed of Trust that by its terms cannot be pre-paid without penalty. No exceptions to title permitted under subparagraph (d) above shall be deemed to be Title Defects.

                  f. Upon receipt by Landlord of Tenant's notification of Title Defects, Landlord shall have thirty (30) days in which to cure said Title Defects without diminishing or relieving Tenant of its obligations hereunder. Should Landlord be unwilling or fail to cure said Title Defects within the period provided above, Tenant shall, as its sole remedy, have the option to (i) accept the Property subject to the Title Defects without reduction in Purchase Price, except however, the Purchase Price shall be reduced by any Deed of Trust granted by Landlord which is not released at Closing, or (ii) declare this Property Option null and void, except for the cost of escrow incurred to that date (which cost shall be borne by Tenant), and thereafter both parties shall be relieved of any further liability under the Option, but the Lease shall continue in full force and effect. Tenant shall notify Landlord of its election within five (5) days after receipt of notice by Landlord of its failure to cure the Title Defects.

                  g. Title Company shall act as Escrow Agent. A copy of this Lease shall be delivered to, and shall constitute instructions to, the Escrow Agent. The Escrow Agent may attach its "standard conditions of acceptance", provided, however, if there is a conflict between the provisions of this Lease and the provisions of said standard conditions, the provisions of this Lease shall prevail.

                  h. Real estate taxes and assessments, both general and special, and all charges for utilities, shall not be prorated but shall be assumed by Tenant. Rent, including Base Rent and Operating Expenses, except those assumed by Tenant, shall be prorated to the Closing Date.

                  i. (1) On the Closing Date, at such time as the Escrow Agent has in its possession all funds representing the Purchase Price, the Deed and all other documents required from Landlord and/or Tenant, it shall pay off any Deed of Trust granted by Landlord that may be prepaid, file the Deed for record, transferring title to the Tenant, issue the Title Policy to the Tenant as hereinabove provided and, simultaneously, pay to Landlord the Purchase Price, less any deductions provided for herein.

                           (2) The Escrow Agent shall deliver to the Tenant the
Deed, the Title Policy and all funds remaining to the credit of Tenant after charging Tenant and deducting from such funds: (A) any amounts due Landlord by reason of pro-rations hereunder; (B)one-half (1/2) of the escrow fee; and (C) any intangible tax, documentary stamps, cost of recording and other costs incidental to the making or recording of a mortgage to be placed on the Property; and the cost of the Lender's Title Policy. On the Closing Date, Tenant shall deposit with an Escrow Agent funds which are sufficient to pay the foregoing costs.

                           (3) The Escrow Agent shall deliver to Landlord the
funds in its possession to the credit of Landlord after charging the Landlord and deducting from such funds: (A) any amounts due Tenant by reason of any pro-rations hereunder, (B) one-half (1/2) of the escrow fee; and (C) the cost of the Owner's Title Policy.

                           (4) All necessary instruments, documents and funds
shall be deposited in escrow with the Escrow Agent no later than the day prior to the Closing Date. Unless the parties hereto otherwise agree in writing or unless extended pursuant to the terms hereof, the date for the closing of the purchase of the Property (the "Closing Date") shall be thirty (30) days from the date of establishment of the Purchase Price in accordance with subparagraph (c) of this Paragraph.

                           (5) It is understood and agreed that in the event
that, for any reason, there shall fail to be a closing pursuant to the terms of the Option, then the balance of this Lease, exclusive of this Paragraph, shall continue in full force and effect as if said paragraph were not a part hereof.

                           (6) If Tenant fails to exercise the option to
purchase the Property, or if Tenant is not entitled to exercise the option as set forth above, or this Lease has expired or has been terminated and is not then in full force and effect, the attempted exercise of Option shall be void and of no effect. If on the Closing Date, there is a default by Tenant of which Tenant has received notice as provided herein and which remains uncured after the applicable cure period set forth therein, or the Lease has been terminated and is not then in full force and effect, at the Landlord's option, Tenant shall have no right to purchase the Property and the exercise of the Option shall be deemed void and of no effect.

                  j. Notwithstanding anything to the contrary herein, the purchase and sale of the Property shall be subject to the consent of any lender which is the beneficiary of a Deed of Trust which may be prepaid, granted by Landlord.

         36. CONTINGENCIES. Tenant acknowledges that Landlord does not own the Property or the Building. Rather, Landlord intends to enter into a Contract to Buy and Sell Real Estate with the current owner of the

Property (the "Original Contract"). Notwithstanding anything contained herein to the contrary, this Lease is contingent upon Landlord delivering to Tenant all of the following ("Landlord's Contingencies"):

                  a. a copy of the Original Contract, executed by Landlord and the current owner of the Property, by January 23, 2002, with no conditions on the closing under the contract except the payment by Landlord of the purchase price and the delivery of a deed for the Property by the current owner;

                  b. a financing commitment, by February 15, 2002, reasonably satisfactory to Tenant, from a lender or other private sources (members of the Landlord's limited liability company) committing to fund the total purchase price for Landlord's acquisition of the Property;

                  c. Landlord's acquisition of the Property from the current owner on or before March 31, 2002.

If Landlord fails to satisfy any of Landlord's Contingencies within the time periods set forth above, Tenant, upon written notice to Landlord, shall be entitled to terminate this Lease. In the event of Tenant's termination, Landlord agrees to reimburse Tenant the engineering and architectural costs (in an amount not to exceed $25,000) incurred by Tenant in connection with this Lease and the Work Letter, within ten (10) days of Landlord's receipt of an invoice from Tenant for such costs.

                  d. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THIS LEASE SHALL NOT BE A VALID AND ENFORCEABLE OBLIGATION OF TENANT UNLESS TENANT OBTAINS APPROVAL OF THE LEASE BY TENANT'S BOARD OF DIRECTORS AND TENANT DELIVERS A DULY EXECUTED DOCUMENT EVIDENCING SUCH APPROVAL TO LANDLORD ON OR BEFORE 5:00 P.M., JANUARY 18, 2002.



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

LANDLORD:                                   TENANT:

EASTSIDE PROPERTIES, LLC                    COLORADO MEDTECH, INC.



By: /s/ Steven P. Chrisman                  By: /s/Gregory A. Gould
   -------------------------------             ---------------------------------
   Steven P. Chrisman                       Name: Gregory A. Gould
   Manager                                  Title: CFO
   5777 Central Avenue, #110
   Boulder, CO 80301
   Tax I.D.
            ------------



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